Exhibit 99.2
Intuitive Surgical, Inc. Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2016	December 31, 2015	Change	December 31, 2016	December 31, 2015	Change
Revenue ($Millions)
Instruments and Accessories	$386.3	$325.6	19%	$1,395.8	$1,197.7	17%
Systems	235.9	230.7	2%	791.6	721.9	10%
Services	134.7	120.2	12%	517.0	464.8	11%
Total Revenue	$756.9	$676.5	12%	$2,704.4	$2,384.4	13%

System Unit Shipments by Geography
United States	100	83	20%	338	298	13%
Europe	26	31	(16)%	79	90	(12)%
Asia	30	28	7%	96	77	25%
Other Markets	7	16	(56)%	24	27	(11)%
Total Systems*	163	158	3%	537	492	9%

System Unit Shipments by Model
S Systems	—	—	—%	1	1	—%
Si-e Systems	—	1	(100)%	2	7	(71)%
Single Console Si Systems	39	39	—%	122	107	14%
Dual Console Si Systems	3	4	(25)%	5	22	(77)%
Single Console Xi Systems	88	83	6%	301	250	20%
Dual Console Xi Systems	33	31	6%	106	105	1%
Total Systems*	163	158	3%	537	492	9%
* Systems Shipped under Operating Leases (Included above in Total Unit Shipments)	13	16	(19)%	62	43	44%

Other Metrics
System Average Selling Price ($Millions)	$1.48	$1.55	(5)%	$1.52	$1.54	(1)%
Inst & Accy Revenue/Procedure ($Thousands)	$1.90	$1.84	3%	$1.85	$1.84	1%
System Installed Base	3,919	3,597	9%	3,919	3,597	9%

Intuitive Surgical, Inc. Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change
	2016	2015	2014	2016	2015
United States
Gynecology	246	238	235	3%	1%
General Surgery	186	140	107	33%	31%
Urology	109	102	91	7%	12%
Other	22	19	16	16%	19%
Total United States	563	499	449	13%	11%
Total Outside of the United States	190	153	121	24%	26%
Total Worldwide	753	652	570	15%	14%

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2016 revenue data and metrics, and other related subjects. The unaudited preliminary results are prior to the completion of Intuitive Surgical’s final closing procedures and the independent audit and are therefore subject to adjustment. These forward-looking statements are based on Intuitive Surgical’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive Surgical’s reports and filings with the SEC for a further discussion of these risks and uncertainties.